Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-251052 on Form S-8 and No. 333-262444 on Form F-3, of our report dated September 29, 2022 relating to the financial statements of Opthea Limited appearing in this Annual Report on Form 20-F for the year ended June 30, 2022.

/s/ Deloitte Touche Tohmatsu

Perth, Australia

September 29, 2022